PreAxia Appoints Senior Executive to its Board of Directors.

Calgary, Alberta – May 16, 2014 – PreAxia Health Care Payment Systems Inc. (“PreAxia” or the “Company”) (OTCQB: PAXH) today announced the appointment of James Kenney as a member of its Board of directors. Mr. Kenney is a seasoned executive with extensive experience driving change and building businesses, across multiple sectors and organizations at all stages of the business lifecycle, from start-ups to large corporations.

Mr. Kenney is founder and current Managing director of Treehouse Group, a diversified firm that includes a Marketing and Strategy Consultancy as well as investments in a number of start-up companies.

Previously Mr. Kenney has worked with several global clients, including Visa, Royal Bank, CMC Markets, and ADP, providing leadership and industry expertise in developing and executing strategic plans as well as providing consulting services to numerous successful start-up companies including Cyence International, Velocity Trade and CaymanOne.

James was Chief Operating Officer at Canadian Securities Institute, where he drove the development and launch of numerous programs for continuing education, regulatory licensing and university accreditation. He led the successful migration to online delivery, establishing CSI as the pre-eminent brand for investor education and distance learning.

Mr. Kenney also served as Vice President of Marketing and Business Development for Interac Association and was responsible for launching the national debit card program, building the Interac brand and leading the organization through a period of exponential growth. He also held a number of senior sales and marketing positions at CIBC and Bell Canada and managed several successful real estate acquisitions and investments.

“We are excited to welcome Mr. Kenney as a member of our Board of Directors,” said Tom Zapatinas, President and CEO of PreAxia. “Mr. Kenney brings substantial experience and expertise which we expect will be invaluable to PreAxia as we execute on our strategic growth initiatives.”

Mr. Kenney, has an Honors Bachelor of Economics from York University, received his MBA from Western State University of Colorado and received professional development certificates from Queens and Harvard University.

About PreAxia: PreAxia Health Care Payment Systems Inc. (www.PreAxia.com) provides a money saving solution to businesses providing employee health benefits. The company also provides to those who sell health insurance and financial planning products the technology to sell its Health Spending Accounts (HSAs).  PreAxia's automated & paperless HSA Management Solution uses Internet technology to provide marketing, enrolment, claims management and support services.  This comprehensive set of software applications manages client relationships and HSA accounts through a web browser.  The company is currently quoted on the over the counter bulletin board (OTC/BB) under the symbol “PAXH”.